(Front Cover)

Customer Driven

(LOGO)
Bar Harbor Bankshares
1999 Annual Report



Mission Statement

Bar Harbor Banking and Trust Company is an independent, publicly owned, community bank pledged to providing innovative, quality financial services to the people and businesses of eastern Maine.

We take pride in our commitment to deliver our services person-to-person, in a professional and efficient manner while producing the maximum benefit for our customers, employees and shareholders.

We are dedicated to providing a quality environment in which employees are challenged to uphold our pledge to excellence.

We demonstrate our responsibility as a good corporate citizen through our support of the communities and people we serve.
Contents

Inside front cover       Mission statement
Pages 2, 3               Five-year summaries of
financial performance
Pages 4, 5               1999 year in review
Pages 6 - 9              Customer driven innovation
Pages 10 - 12            Directors, officers, employees
Page 12             Shareholder information

Illustration: Saltbox Studio
Photography: Ken Woisard
Design & Printing: Downeast Graphics & Printing, Inc.

Financial Section

Pages 1 - 6         Management's discussion and
analysis
Page 7              Independent auditors' report
Pages 8 - 11        Consolidated statements of
financial condition
Pages 12 - 22       Notes to consolidated statements







Photography:  Ken Woisard, Bar Harbor Banking and Trust
Company archives,
             Bar Harbor Historical Society

Design & Printing:  Downeast Graphics & Printing, Inc._

Summary of Financial Performance
(Bar charts)

Net loans   (In millions of dollars)
scale 0 to 300
95 = 198, 96 = 208, 97 = 212, 98 = 225, 99 = 257

Total deposits (In millions of dollars) scale 0 - 300
95 = 251, 96 = 252, 97 = 252, 98 = 266, 99 = 282

Average assets (In millions of dollars) scale 0 - 500
95 = 311, 96 = 332, 97 = 345, 98 = 364, 99 = 429

Average equity (In millions of dollars) scale 0 - 50
95 = 31, 96 = 36, 97 = 39, 98 = 44, 99 = 48

Net interest income (In millions of dollars) scale 0 - 20
95 = 15, 96 = 15.5, 97 = 16, 98 = 17, 99 = 18

Dividends per share   (In dollars)
scale $0.00 to $0.80
95 = .43, 96 = .59, 97 = .60, 98 = .67, 99 = .72

Dividend payout ratio  (Percent)
scale:  0 to 40%
95 = 25.07. 96 = 30.22, 97 = 32.15, 98 = 34.92, 99 =
39.78
Five-Year Selected Financial Data
(In thousands, except per share data)

The following data represents selected year-end financial information for the past five years. All information is unaudited.

                    1999     1998     1997     1996    1995
Balance sheet
totals
Total assets         $456,80 $392,04  $342,72  $345,14  $326,60
                           9       7        6        3        9
Net loans            256,896 224,980  212,396  207,667  197,718
Total deposits       281,708 266,448  251,903  251,676  251,471
Total equity          49,145  46,861   42,462   37,887   33,243
Average assets       428,555 363,657  344,554  331,971  311,112
Average equity        48,131  44,172   39,472   35,575   30,986

Statement of
earnings totals
Interest and
dividend income      $31,952 $29,211  $28,518  $27,522  $26,152
Interest expense      13,802  11,973   11,710   11,281   10,624
Net interest income   18,150  17,238   16,808   16,241   15,528
Provision for loan       474     336      620      720      960
losses
Net interest income
after provision for   17,676  16,902   16,188   15,521   14,568
loan losses
Non-interest income
(including net
security gains         5,854   5,688    5,001    5,000    4,389
(losses))
Non-interest          14,298  12,865   11,801   10,913   10,471
expense
Applicable income      3,007   3,118    2,966    2,899    2,616
taxes
Net earnings           6,225   6,607    6,422    6,709    5,879

Per share data
(restated for two-
for-one stock
divided declared in
1998)
Net earnings           $1.81   $1.92    $1.87    $1.95    $1.72
Dividends              $0.72   $0.67    $0.60    $0.59    $0.43
Weighted average
number of common
shares outstanding   3,441,0 3,443,3  3,440,1  3,436,2  3,426,8
                          80      87       04       32       98
Dividend payout      39.78%  34.92%   32.15%   30.22%   25.07%
ratio
Return on total
average assets       1.45%    1.82%    1.86%    2.02%   1.89%
Return on total
average equity       12.93%  14.96%   16.27%   18.86%   18.97%
Average
equity/average       11.23%  12.15%   11.46%   10.72%   9.96%
assets
Efficiency ratio     60.76%  56.95%   55.69%   53.18%   55.21%


BAR HARBOR BANKSHARES AND SUBSIDIARY


Dear Shareholder:

Bar Harbor Bankshares has had an exciting 1999, and the year 2000 will continue to be equally if not more exciting as we prepare to meet the twenty-first century head on. We are committed to outstanding and efficient customer service brought to you person-to-person by a friendly staff supported by state of the art technology. We are continually searching for new financial services to help you manage your finances, and you will learn about some of the services already on the drawing board as you read this report.
     Many of you know that Sheldon Goldthwait will be retiring this year to pursue a variety of activities and personal interests other than banking. Being more flexible is how I like to look at it. We want to thank
Sheldon for his 29 years of service, steering the Bank through some very busy times, and increasing Bank assets from $297 million to almost $457 million during his tenure as CEO. We shall miss Sheldon's attention to detail and his thoughtful approach to keeping the Bank moving forward. We certainly wish him much happiness and ask that he continue to favor us with his advice and counsel in the years to come.
     Jim MacLeod reached the magic retirement age for Directors, and retired from the Board in October 1999, after 37 years of loyal service. You can't keep a good man down, and Jim is already back working part time for the Bank in his role of enhancing customer relations.
Thank you Jim for all you've done and are continuing to do for us.
     Bob Gilfillan continues to serve on the Board, but did step down as Chairman. I can tell you that his shoes are big ones to fill! Bob has served on the Board since 1956, and still finds the energy to play an important role.
     I would like to thank all of our dedicated employees who have worked so diligently and well this past year, and to welcome Dean Read who will become our next President when Sheldon retires. Dean is already hard at work, and we are confident that he will be a great addition to our team.
     And finally, thank you to all our shareholders for your encouragement and support. Please contact me or any member of our staff to voice your concerns or wishes for new or enhanced financial services. As the theme of this report states, many of the changes and improvements we've made over the past year represent our responses to the needs customers and shareholders have expressed. We have not lost sight of one of our fundamental principles: that by serving our customers well, so will this institution and its shareholders be served.

Sincerely,

/s/ John P. Reeves
John P. Reeves
Chairman of the Board                       (Photo
Caption)  John P. Reeves
January 24, 2000_
BAR HARBOR BANKSHARES AND SUBSIDIARY


Dear Shareholder:

For Bar Harbor Banking and Trust Company, 1999 was a year of significant growth in loans, deposits and investments. It was also a year of shrinking interest margins and increased competition. We had to run faster just to keep up. The financial numbers in this report indicate that the final earnings results are slightly below the previous year's. However, numbers do not tell the whole story. During 1999 we devoted significant effort and some dollars to our successful
Y2K effort.  And, we have been focused on our April
2000 conversion to new core banking software.
     Our 1999 growth and mix of assets and liabilities gives us an excellent base for increased net interest income for 2000 and beyond. The challenge for all financial institutions continues to be finding sources of funding and maintaining deposit and loan bases. We must also introduce new efficiencies and reduce our operating costs.
     Our service area benefitted from a robust national economy. People took vacations, brought money and spent it here. They also sent money into the state to buy products from our fields, waters, woods and factories. We are experiencing a boom in building, buying and renovation of second and retirement homes.
Jobs were generally available and many openings went unfilled. We hope that growth and posterity continue in a controlled fashion.
     In our 1994 Annual Report, John Reeves announced his retirement and introduced me as his successor. It is now my privilege and pleasure to introduce my successor, Dean S. Read, who comes to us from Key Bank.
Dean has a long and distinguished career as a lender.
He is already on board and will be taking over the reins some time before July 1, 2000.
     I have sincerely enjoyed my tenure as President.
We have many accomplishments to reflect on but banking and the world are changing. New talents, products, ideas and strategies are needed to protect and enhance shareholder and customer value. I am confident that the management teams at Bar Harbor Banking and Trust
Company and at Bar Harbor Bankshares' new brokerage, trust and investment services subsidiary, BTI Financial
Group and its member companies, Dirigo Investments, Inc., Bar Harbor Trust Services and Block Capital
Management, are up to the challenge.

Very truly yours,

/s/Sheldon F. Goldthwait, Jr.

Sheldon F. Goldthwait, Jr.
President and Chief Executive Officer
January 24, 2000

(Photo Caption)   Sheldon F. Goldthwait, Jr._
(Cover of Financial Section)


(Logo)
Bar Harbor Bankshares 1999 Annual Report

FINANCIAL SECTION


(inside cover)

TABLE OF CONTENTS

Pages 1 - 6         Management's discussion and
analysis
Page 7              Independent auditors' report
Pages 8 - 11        Consolidated financial statements
Pages 12-22         Notes to consolidated financial
statements_
CUSTOMER DRIVEN

What drives our customers drives us.

There is an axiom for service businesses that goes: If you take care of your customers, your business will take care of itself. For 112 years, Bar Harbor Banking and Trust Company has gone about our business by building relationships with our customers, person by person and person to person. It takes a genuine caring about people and real enjoyment in helping them reach goals and realize dreams.

So, when our customers speak, we listen. We gain understanding. We consider. We advise. We develop products and services that people, businesses and organizations right here in eastern Maine want and need. We create solutions that work for them. In short, what drives our customers drives us. Here are some of the ways we responded to customer needs during 1999.

Trust customers spoke and we listened.

Due in part to regulatory changes, increased competition, and more options for the investor, the Bank's Trust Department began hearing from concerned customers: You need to operate better in a money management sense outside the confines of conventional banking. You need to make use of the latest technology and tools available for investment analysis and advice.
You need to be competitive not just in eastern Maine, but on a global scale. In addition, customers perceived bank trust departments in general as administrators of money, not managers of it.

Our response to this changing and more demanding market was fourfold: one, to expand our money management expertise; two, to reorganize our trust and investment services capability into three units each focused on a particular service -- brokerage services, fiduciary services, and portfolio management; three, to raise the standards by which our people do business; and four, to acquire the technology needed to compete on a national level.

New expertise, new organization.

In 1999, Bar Harbor Bankshares agreed to acquire, subject to regulatory approval, Dirigo Investments, Inc., a NASD Registered Broker Dealer firm based in
Ellsworth, Maine.  This addition to a restructured
Trust Department represents a local, high quality alternative to non-bank brokerage services for our customers.

Under the restructuring plan, Bar Harbor Bankshares formed a new financial services holding company known as BTI Financial Group. Dirigo Investments, Inc. will become a subsidiary of BTI Financial Group and will continue to operate as a full-service discount brokerage firm under the umbrella of the holding company.

BTI Financial Group would also own and operate a Maine chartered, non-depository trust company to be known as Bar Harbor Trust Services, and a newly formed SEC-registered portfolio management unit, to be known as Block Capital Management. This subsidiary's mission will be to provide competitive, consistent, sustainable investment performance for high net worth individuals and institutions. BTI Financial Group will be headquartered in new facilities in Ellsworth, and maintain existing offices in Bar Harbor and Bangor.

(Continued after Financial Section)

New standards of performance.

Bar Harbor Bankshares is enhancing the qualifications and expertise of both management and staff by training and promoting from within, bringing in new faces where necessary, and reassigning responsibilities based on merit. This effort toward "beyond best" ability and performance is corporation-wide. At BTI Financial
Group it has resulted in the following new assignments.

Dwight L. Eaton will serve as Chairman of the Board of Directors of BTI Financial Group. Mr. Eaton began his career with Bar Harbor Banking and Trust Company in
1965.  Under his management and direction, the Trust
Department grew from $9 million in assets under management in 1965 to $379 million in 1999.

Paul G. Ahern will serve as President and Chief
Executive Officer of BTI Financial Group. Mr. Ahern joined Bar Harbor Banking and Trust Company in 1993.
Prior to this, he was Portfolio Manager at F.L. Putnam-
Winslow, an investment advisory firm in Bangor.  Mr.
Ahern holds an MBA from the University of Maine with emphasis in Finance. His professional experience and academic training is focused on investment analysis and management services.

Bonnie R. McFee, President of Dirigo Investments, Inc., will continue to serve in that capacity as well as Vice
Chair of BTI Financial Group.  Ms. McFee brings to Bar
Harbor Bankshares fourteen years of investment experience. She was one of the founding partners of Dirigo Investments, Inc., has seven years of portfolio management experience with an SEC-registered investment advisor, and is a Certified Financial Planner.

Frank P. Jansen joined Bar Harbor Banking and Trust
Company in October of 1999.  He will serve as President
of Bar Harbor Trust Services.   Mr. Jansen began his
career as a trust officer with Florida National Bank in 1977. During the eighties he served in the positions of Vice President and manager of trust operations at Key Bank in Albany, New York and later at Manufacturers
& Trades Trust Company in Buffalo, New York. Before joining Bar Harbor Banking and Trust Company, Mr.
Jansen was Vice President/Senior Relationship Manager at Fleet Bank of Maine in Bangor. His expertise includes account administration, business development, operations management, and product development.

Anne C. Gibson, Vice President Trust Officer at Bar
Harbor Banking and Trust Company, will serve as President of Block Capital Management. Ms. Gibson came to the Bank in 1988 and has served trust and investment clients in the Greater Bangor Area and Bar Harbor for the past sixteen years. Prior to joining the Bank, she had worked for Fleet/Norstar as Employee Benefit Trust
Officer. She holds a BA from the University of Maine and an MBA from McGill University. She has successfully completed the Financial Planning Certified
Financial Planner Professional Education Program, the series 65 Uniform Investment Adviser exam and the series 7 General Securities Representative exam.

Brett Miller, who joined the Bank's Trust Department in
August, 1999, as Vice President and Investment Officer, previously served as a Vice President and Portfolio
Manager with Key Private Bank.  Mr. Miller will be the
Chief Investment Officer for Block Capital Management.

Three promotions from within during 1999 deserve recognition. Melanie Bowden, who has been with the Bank for fourteen years, was promoted to Trust Officer.
Her duties include daily administration of client portfolios and business development. Mischelle Gehan of the Bank's Bangor Trust Office and Stephanie
Chesley, who operates the money desk in Bar Harbor, were both promoted to the position of Assistant Trust
Officer and will serve in client tax preparation and investments, respectively.

New technology and tools.

In addition to well-qualified and motivated people working on their behalf, investors look for performance and stability in a money management firm. Performance is determined in part by technology, which provides the research, and investment tools a money manager needs.
As a manager of more than $379,000,000 in assets, the Bank employs the latest technology and tools we need to give our clients the investment services they need.
And as a 112-year old institution, we offer our clients the security that continuity of operations, philosophy, and personnel afford.

The past year of acquisition, reorganization and enhancement of the Bank's trust and investment services is not only a meaningful response to the needs of our marketplace, but will result in higher levels of service, better performance in meeting client needs, whether aggressive or conservative, and more ways to accommodate our customers -- from focused brokerage services, to focused fiduciary services, to focused portfolio management.

Shareholders of Bar Harbor Bankshares also stand to benefit from a restructured and revitalized trust and investment services capability. There is a greater potential for enhanced return on equity which would result from: a renewed growth of assets under management, additional non-interest income from brokerage services, and the synergy of BTI's subsidiary companies working together to expose non-bank customers to our investment services.

For those who welcome change, let us say welcome to new and revitalized trust and investment services. For those who take no comfort in change, let us say that your Bank is what it has always been, yet with several new money management capabilities that many banking customers have told us they want. Today, we have the expertise, the people, and the technology to deliver the services expected of a national money management firm with the attention and high level of personal service expected of an independent community bank.

We believe that the acquisition and reorganization we've undertaken is unique in Maine. While other bank holding companies have acquired brokerage firms as appendages and attempted to make vastly different business cultures work together, we've assimilated our brokerage capability as a physically and philosophically integrated part of a holding company managed by a common board of directors.

Individual and commercial customers spoke and we listened.

The reorganization and revitalization of the Bank's
Trust Department was by no means our only response to customer needs in 1999. In consumer banking, one of the most prevalent themes we heard from customers was the desire to earn more interest on deposits and pay less interest on loans. Our response was the Preferred
Choice Account, introduced during the summer of 1999.
Preferred Choice allows customers with aggregate deposit balances of $10,000 or more to save money on installment loan interest and other services such as travelers checks, money orders, notary service, personalized checks, and bank-by-mail. Preferred
Choice also allows customers to make more money on NOW accounts and Certificates of Deposit. The higher the customer's balance, the higher the interest rate.

For our customers 50 years of age and over, we offer a specialized package of services called Gold Wave
Checking. It includes many of the money-making and money-saving features that the Preferred Choice Account does, and offers additional non-bank services our senior customers want such as discounts on medical prescriptions and common carrier accidental death or bodily injury insurance.

Our Investors Choice Money Market Account was another response to the deposit customer's desire to earn higher interest with immediate access to funds.
Introduced in June of 1998, this now popular account offers money market interest rates on both individual and business deposits, and enables customers to access funds by check, by mail, in person, by ATM, or through our automated telephone banking service, TeleDirect
(sm).

In consumer lending, many lower income families in our marketplace couldn't afford the down payment or the interest rates on conventional mortgages and did not qualify for Maine State Housing Authority programs. To help customers whose annual income is $40,000 or less buy a primary residence, we created The Downeast
Mortgage, an "affordable housing" service. It offers affordable terms, greater flexibility in fitting payments to the customer's budget, a more flexible payment schedule, and other customer conveniences.

Many of our small business customers are either seasonal or start-up businesses that require working capital. To meet their short-term operational needs, our lending officers created a business loan with a pre-established credit line, called Tide Line of Credit.
This tailor-made loan product, secured by real estate or business assets, lets customers know how much funding they have available to them, helps them establish credit and negotiate discounts from suppliers to lower the cost of goods purchased for resale.

One of the functions of a community bank, such as Bar
Harbor Banking and Trust Company, is to support the
people, businesses and organizations of the communities
it serves... all of them.  This requires personal
knowledge and understanding of individuals, families,
and local institutions -- where they've been, where
they're going, and what their unique needs or special
situations might be.  This closeness with the people we
serve puts our Bank in a unique position to help: to
help the young family next door get a foothold in life,
the fledgling business down the street get off the
ground, or our parents and grandparents to retire with
dignity.  Customer driven?  As an independent community
bank, we might venture a step further and say "neighbor
driven."
_

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The  following  discussion  and  analysis  reviews  the
consolidated   financial  condition   of   Bar   Harbor
Bankshares  as  of  December 31,  1999  and  1998,  the
consolidated results of operations for the years  ended
December   31,   1999,  1998  and   1997   and,   where
appropriate,  factors that may affect future  financial
performance.   This  discussion  should  be   read   in
conjunction with the Consolidated Financial  Statements
(beginning  on  page 7) and Notes to  the  Consolidated
Financial Statements (beginning on page 11).

FORWARD LOOKING INFORMATION

The  Private Securities Litigation Reform Act  of  1995
provides    a   "safe   harbor"   for   forward-looking
statements.   Certain  information  contained  in  this
discussion, or in any other written oral statements made by the Company, are or may be considered to be forward-looking. Forward-looking statements relate to future operations, strategies, financial results or other developments, and contain words or phrases such as "may," "expects," "should" or similar expressions.
Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change.

Inherent  in  the Company's business are certain  risks
and uncertainties.  Therefore, the Company cautions the
reader  that its actual results could differ materially
from  those expected to occur depending on factors such
as  general  economic conditions including  changes  in
interest   rates  and  the  performance  of   financial
markets,  competition,  industry consolidation,  credit
risks,  regulations and taxes, changes in domestic  and
foreign  laws,  and other factors. Other  factors  that
could  cause or contribute to such differences include,
but  are not limited to, variances in the actual versus
projected  growth  in assets, return  on  assets,  loan
losses, rates charged on loans and earned on investment
securities,   rates   paid  on  deposits,   competitive
effects,  expenses,  fee and other non-interest  income
earned, as well as other factors. The Company disclaims
any obligation to publicly update or revise any forward-
looking  statements,  whether  as  a  result   of   new
information, future developments, or otherwise.

GENERAL

While  not  taking effect until January  of  2000,  Bar
Harbor   Bankshares  Chairman,  John  P.  Reeves,   has
announced that Dean S. Read will be joining the Company
as Executive Vice President and Chief Operating Officer
of   Bar   Harbor  Bankshares  and  its  wholly   owned
subsidiary  Bar Harbor Banking and Trust Company.   Mr.
Read will be responsible for management of all internal
corporate  functions  as well as stockholder  relations
and  activities.   Mr.  Read will  succeed  Sheldon  F.
Goldthwait,  Jr.  as  President  and  Chief   Executive
Officer upon Mr. Goldthwait's retirement in 2000.   Mr.
Read brings 30 years of commercial banking experience to the Company. He most recently served as Senior Vice
President and Senior Relationship Manager with Key Bank
National Association in Augusta, Maine.

BUSINESS

Bar  Harbor  Bankshares' wholly-owned  subsidiary,  Bar
Harbor Banking and Trust Company (the Bank), is an independent community bank serving eastern Maine with ten full-service commercial banking offices and an eleventh office dedicated to trust services.

Bar  Harbor  Banking and Trust Company is committed  to
delivering  its  services in a personal,  professional,
and efficient manner.  The Bank offers a complete range
of  accounts  and services and competitive lending  and
deposit interest rates.  Additionally, the Bank ensures
that customers' accounts are readily accessible through
person-to-person service during regular  banking  hours
and   through  automated  services  during  non-banking
hours.

The Bank's Trust Department is one of the largest among
independent  banks  in  Maine.   The  Trust  Department
offers  traditional trust and estate planning  services
as   well   as  sophisticated,  professionally  managed
investment services designed to meet the specific financial objectives of its clients.

One of Bar Harbor Banking and Trust Company's goals, as a community bank, is to enhance the quality of life for the people of eastern Maine. The Bank does this by lending locally, in the towns and communities in its service area, and by maintaining a strong charitable giving and employee volunteer service program that supports local civic and community organizations.


RESULTS OF OPERATIONS

Loans

The Bank's primary source of income is interest earned from loans to its customers. Competition for loans from bank and non-bank institutions in our eastern
Maine service area has increased over the past three years, causing loan interest rates to decrease. In 1999 the total loan portfolio increased $31.9 million, or 14.2% to $256.9 million. In 1998, the loan portfolio grew by $12 million or 5.6%.

In   1999,   consumer   loans,  including   residential
mortgages,  comprise 55% of the Bank's loan  portfolio.
Commercial   loans  comprise  the  other   45%.   Those
percentages are consistent with the previous year.  The
primary  factor for the increase in the loan  portfolio
is  the growth in consumer residential mortgages, which
increased $19.7 million or 17.7%, after increasing  $11
million or 13.6% in 1998.

During  1998, the Federal Reserve dropped  the  federal
funds  rate of interest by 75 basis points and by year-
end  1998 the prime-lending rate of interest was 7.75%.
During  1999,  the  reverse occurred with  the  Federal
Reserve  incrementally increasing rates a total  of  75
basis  points bringing the prime rate back up to  8.50%
by  year-end.  Rates have continued to increase as  the
year  2000 begins.  The majority of the Bank's consumer
residential  mortgages reprice during a three  to  five
year  period.   The  majority of the Bank's  commercial
loans  reprice  between  a one and  five  year  period.
Therefore, prime interest rate changes do not affect the repricing of the majority of the Bank's loans immediately. As a result, changes in the Bank's short-term cost of funds can have an effect on the Bank's loan portfolio yields.


The  Bank's  loan portfolio yield was 8.63%  for  1999,
down  64  basis points from the 1998 average of  9.27%.
This  decrease was the result of increased competition,
as  well  as  the above-mentioned fact  that  the  loan
portfolio does not reprice on a timely basis  with  the
Bank's  short-term cost of funds.  Loan interest income
increased $488,000 during 1999.  Loan volume caused  an
increase  of  $2.2  million, while  interest  rate  and
spread  compression decreased interest income  by  $1.7
million.

In  1998, the yields on loans dropped 27 basis  points.
The  increase  in  interest income  on  loans  in  1998
compared to 1997 was $262,000. Interest income grew by $680,000 due to increased loan volumes over 1997 and decreased by $418,000 due to interest rate changes.

Loan  concentrations represent the relationship between
specified industries to the bank's capital.   Loans  to
the   hospitality  industry  (hotels  and  restaurants)
represent the highest loan concentration by industry at
66%   of   capital.   Total  dollars  loaned   to   the
hospitality  industry as of December 31,  1999  totaled
$32.5  million  up from $30.5 million in  1998.   Other
substantial loan concentrations include fishing,  which
dropped  from $8.9 million in 1998 to $6.9  million  in
1999,   and  commercial  and  real  estate  development
decreasing  slightly  from  $12.7  million   to   $11.7
million.

The  Bank's underwriting process uses conservative loan
to  value  ratios  and  state  and  federal  government
guarantee programs where appropriate.
In  addition  to  loans  to  consumers  and  commercial
customers,   the   Bank  originates   and   sells   (or
participates in) loans to other lenders and  investors.
The sale of loans allows the Bank to make more funds available to its customers in its service area, while the servicing provides income. In 1999, loans serviced totaled $55.9 million compared to $58.5 million in 1998.

The Bank's allowance for possible loan losses was 1.64% of total loans in 1999. This compares to the Bank's peer group average allowance ratio of 1.5% as published through the Uniform Bank Performance Report.

Each  quarter, management performs a detailed  analysis
of  its  loan  portfolio to ensure there  are  adequate
reserves.   Reserves are set aside for  specific  loans
including impaired loans, a pool of reserves  based  on
historical charge offs by loan types, and supplementary
reserves to reflect current economic conditions, credit
concentrations,  industry  concentrations,   and   loan
policy changes.

The  amount  allocated  in 1999 to  the  provision  for
possible  loan losses was $474,000.  Loans charged  off
in  1999  totaled  $888,000  while  recoveries  totaled
$252,000.  Net charged off loans for 1999 were $636,000
and  represented  0.25% of total  loans,  which  was  a
slight improvement when compared to 1998's total  loans
charged  off  representing  .28%  of  the  total   loan
portfolio.

The 1998 provision for loan losses was $336,000, which was lower than previous years because of a single recovery late in 1997. The recovery was in excess of $300,000, which had been charged off in an earlier year. Loans charged off in 1998 totaled $788,000 while recoveries totaled $164,000. Net charged off loans for 1998 totaled $624,000.

In  1999,  $394,000  or  62% of  the  net  charge  offs
resulted from losses in the commercial and agricultural
portfolios.  Net losses of $242,000 or 38% occurred  in
the  consumer installment loan portfolio, credit  cards
and  overdraft protection.  In 1998, approximately  57%
of the net charge offs resulted from losses in consumer
installment   loans,   credit   cards   and   overdraft
protection.    Net   losses  in  the   commercial   and
agricultural loan portfolios totaled $177,000 or 28% of the net charged off loans for 1998. Net losses from loans secured by real estate totaled $92,000 or 15%.
The higher proportion of commercial loan charge offs for 1999 can be attributed to a single charge off totaling $329,000 that was realized in the fourth quarter.

All loans 90 days or more past due at month end that are not well secured and in the process of collection are placed on non-accrual status.

Loans over 90 days past due, declined for a third year in a row from 1.5% to 1.0% as a percentage of total loans. The overall level for delinquent loans is lower than the bank has experienced in many years.

Quarterly, all loans over 90 days past due are reviewed for possible charge off. Collection efforts continue whether or not the loan is charged off. If there is a reasonable doubt about whether the loan is collectible, it is charged off.

When  a  real estate loan goes to foreclosure  and  the
Bank  buys  the  property, the property is  transferred
from  the loan portfolio to the Other Real Estate Owned
(OREO)  portfolio  at  its fair  value.   If  the  loan
balance is higher than the fair value of the property, the difference is charged to the allowance for loan losses at the time of the transfer. Along with using conservative valuations of OREO properties, reserves are established to allow for selling expenses that can be reasonably estimated.

At the end of 1999, the OREO portfolio consisted of two
properties at a total aggregate book value of  $64,400,
with  a  reserve  for expenses and  carrying  costs  of
$14,500.   At  the  end of 1998, the OREO  balance  was
$144,100 with a reserve of $15,700.

Investments

The     investment     portfolio    adds     liquidity,
diversification,  and earnings to the Bank's  financial
picture.  The investment portfolio has grown to 36%  of
the  Bank's total assets and 39% of the Bank's  earning
assets.  Overall, the investment portfolio has grown by
$29.5 million or 21% when compared to 1998.  Similarly,
in  1998  the Bank's investment portfolio grew  by  $31
million or 29% as compared to 1997.

During   1999,  the  yield  of  the  entire  investment
portfolio  decreased  on average by  25  basis  points.
Those securities with taxable interest income earned an average yield of 6.75% and 7.0% for years ended
December 31, 1999 and 1998, respectively. During 1998, the yield of the entire portfolio decreased on average by 16 basis points when compared to 1997.

In 1999, interest and dividends earned on the Bank's investments grew by $2.3 million of which $2.5 million was attributable to additional securities purchased in 1999 with an offsetting reduction in income of $207,000 due to reductions in yields.

In 1998, interest and dividends earned on the Bank's investments increased by $431,000 over 1997, of which $755,000 was attributable to additional securities purchased in 1998 with a reduction in earnings of $324,000 because of declines in interest rates.

At   December   31,  1999,  the  Bank's  portfolio   of
investments  held  to maturity (HTM)  indicates  a  net
unrealized  loss  of $3.4 million.  The  available  for
sale  (AFS)  portfolio shows a net unrealized  loss  of
$1.5  million.   The  HTM  portion  of  the  investment
portfolio  in 1998 showed a net unrealized gain  of  $1
million   and  the  AFS  portion  had  a  $76,000   net
unrealized   gain.   In   1999,   the   mortgage-backed
securities portfolio has an average life of 7.8 years, a modified duration of 5.28 years and is yielding an average of 6.7%.


Interest Bearing Liabilities

With  investments  growing by $29.5 million  and  loans
growing  by  $32  million, funding  came  from  various
sources.    Sources   of  funding  included   increased
deposits of $15 million, advances from the Federal Home
Loan  Bank (FHLB) of $47 million, maturities and called
securities  of  $8 million and principal payments  from
the Bank's mortgage-backed securities approximating $27
million.   Principal   payments  are   generated   from
consumers nationwide making their monthly mortgage payments and refinancing mortgages.

During  1999,  the cost of the Bank's interest  bearing
liabilities increased by $1.8 million when compared  to
1998.  With  $62.6  million growth in interest  bearing
liabilities, the cost of those funds increased by  $2.8
million, which was offset by reductions in rates totaling $1 million. The Bank reduced its interest rates on core deposits in the last quarter of 1998 to reflect national changes in interest rates, attributing to much of the savings in 1999.

In  1998,  the cost of borrowings increased by $516,000
due  to increased borrowings of $30 million.  The  cost
of  borrowings dropped 7 basis points on  average  from
1997  to  1998.   While  total deposits  equaled  $14.5
million  more  on  December 31, 1998 than  on  December
31,1997,  on  average they grew by $3.8  million.   The
overall  cost  of deposits decreased by $254,000.   The
cost  of  deposits  increased  by  $131,000  based   on
increased deposits, but was offset by $385,000 due to the rate changes described above.

Other Operating Income

Other operating income for 1999 was $167,000 more  than
1998.  Included  in other service charges,  commissions
and  fees  are  fees generated from the Bank's  various
electronic card programs, VISA, merchant programs,  ATM
and  check  card  fees.   Collectively,  other  service
charges,  commissions  and fees  earned  $327,000  more
before  expenses than in the previous year.  Discussion
on  the  expenses incurred with these programs  may  be
found  in  the  Other Operating Expense section  below.
Mortgage service rights are $58,000 less than  in  1998
because the bank elected to hold more fixed rate mortgages originated in 1999. Additionally, security gains of $148,000 representing closure on portions of the Bank's investment in a regional venture capital fund were taken in 1998 with no comparable gains taken in 1999.


The Bank's other operating income for 1998 was $687,000 or 13.7% more than 1997. Income derived from Trust services is included in other operating income and was $202,000 or 8% more in 1998 when compared to 1997.
Fees generated from the Bank's various electronic card programs earned $160,000 more before expenses than in the previous year.


Trust

The  Bank's  Trust Department's total  revenues  before
expenses  for  1999  were consistent  with  1998's  and
totaled  $2.7  million, compared  to  $2.5  million  in
1997.   Market value for the assets held in  the  Trust
Department  as  of December 31, 1999 was  $379  million
compared  to  $385 million in 1998 and  included  $17.3
million in new business.

Other Operating Expenses

Other operating expenses for 1999 were $1.4 million  or
11%  more than 1998.  The major categories shown on the
earnings  statement  from  which  the  major  variances
occurred were salaries and benefits and other operating
expenses.  Salaries and employee benefits are  $803,000
more  than 1998.  Included in 1999's expense are  merit
increases,  increased overtime due  to  the  Year  2000
initiative   and  the  preparation  for   an   upcoming
conversion  of  banking  software,  increased  staffing
levels  by  5.6%  and  the increased  cost  of  benefit
packages  overall.  Additionally, early  in  1999,  the
Board  of  Directors modified one of the  non-qualified
supplemental retirement plans for the benefit of a  key
employee  approaching retirement, resulting in  a  one-
time  expense of $639,700.  The Board of Directors also
approved the restructuring of the Bank's retiree health
benefit  plan,  which reduced its future  liability  by
approximately $300,000.  This restructuring  will  also
reduce  the  future  annual expense for  postretirement
benefits.   The Board of Directors approved  to  credit
some of those savings to the employees' 401K plan by increasing its contribution from 3% to 4% effective
January 1, 2000.

Other operating expense included $349,000 for start up expenses in connection with the conversion of the banking software solution for the commercial side of the Bank and costs incurred with the formation of BTI
Financial Group. The costs associated with the Bank's electronic card programs, as identified above, were $269,000 more in 1999 when compared to 1998, with the primary increase in the Bank's merchant processing program.


For  1998,  other  operating expenses  grew  by  9%  as
compared  to  1997 with the majority  of  the  increase
coming  from  the  general category of other  expenses.
Included in other expenses for 1998 were project  costs
of   $246,000,  which  included  consulting   fees   in
connection with the selection process for a new banking
software  system for the commercial side of  the  bank,
approximately  $14,000 in expenses for  the  Year  2000
initiative  and  costs incurred for  a  September  1998
Trust   Department   software  conversion.    Operating
expenses  for  handling  the  Bank's  electronic   card
programs   exceeded   1997's  expenses   by   $298,000.
Additionally, in 1998 there was a charge for $340,000, representing fraud losses sustained in the Bank's Visa credit card processing operation.


Net Earnings

The Bank's net earnings as of December 31, 1999 were $6.2 million and compare to 1998 and 1997 earnings of $6.6 million and $6.4 million respectively.

The Bank's earnings translate into a return on average equity of 12.3%, compared to 15.0% in 1998 and 16.3% in 1997. Earnings per average weighted share in 1999 were $1.81 compared to $1.92 in 1998 and $1.87 in 1997.
Return on average assets in 1999 was 1.5% compared to 1.8% for 1998 and 1.9% for 1997.

LIQUIDITY

A   primary   function  of  asset/liability  management
includes assuring adequate liquidity that reflects the ability of the Bank to meet the cash flow requirements of its customers without significant loss to the Bank.
Liquidity comes from five sources in the balance sheet:
the Bank's investment portfolio, deposits, borrowings, loan repayments, and profits.

Liquidity  is needed to fund increased loan demand  and
to  cover  the seasonal outflow of deposits during  the
winter  months.   The Bank's investment  portfolio  not
only provides liquidity, but also diversification in managed assets. The Bank maintains adequate liquidity without having to sell portions of its investment portfolio by pledging portions of its portfolio as collateral for borrowings.

Deposits represent the Bank's primary source of  funds.
For  three  years,  total  deposits  have  demonstrated
steady  growth, although there have been shifts  within
the  specific categories.  Strong competition from both
financial  and  non-financial  institutions   and   the
strength of the national economy and stock markets are providing alternatives to traditional bank deposits.

Investment   maturities  and  principal   payments   on
mortgage-backed securities have served  as  sources  of
liquidity  along with cash on hand and loan repayments.
Over  the  past five years, the Bank has  expanded  its
sources  to  include  advances  available  through  the
Federal  Home  Loan Bank of Boston, which has  expanded
its   collateral  vehicles.   Additionally,  repurchase
agreements  secured  through several  wholesale  firms,
borrowing  through the Federal Reserve Bank  of  Boston
and  the  purchase of brokered deposits are  available.
Additional funds available from the Federal  Home  Loan
Bank  to  the  Bank  at December 31, 1999  totaled  $64
million;  however, the Bank does not intend  to  borrow
funds  to  its maximum availability.  These funds  have
been   used,   in   accordance   with   asset/liability
management   objectives  of  the  Bank,   to   purchase
investment securities and to fund deposit outflow.

The  Bank's primary approach to measuring liquidity  is
utilizing a Basic Surplus/Deficit model.  It is used to
calculate  liquidity over a 30-day and  a  90-day  time
horizon,   by   examining  the   relationship   between
marketable  assets after deducting pledged assets,  and
short-term  liabilities  that are  vulnerable  to  non-
replacement  within  a  30-day  period.    The   90-day
analysis  extends to include a projection of subsequent
cash  flow  funding  needs over  an  additional  60-day
horizon.   The Bank's minimum policy level of liquidity
under  this model is 5% of total assets for  both  time
horizons.  As of December 31, 1999, the 30-day and  90-
day  ratios  are  20.8%  and 18.2%,  respectively.   At
December  31,  1998, the ratios were 20.5%  and  16.4%,
respectively. Management believes the Bank has adequate
liquidity  available to respond both  to  expected  and
unexpected   liquidity  needs  based   on   the   Basic
Surplus/Deficit model.

MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates. The Bank's market risk is composed primarily of interest rate risk. The Bank's
Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. All guidelines and policies established by ALCO have been approved by the Board of Directors.

Asset/liability management has the role of  maintaining
a balance between interest-sensitive earning assets and
interest-bearing liabilities. Effective  management  of
interest rate risk can protect the Bank against adverse
changes  in  interest rates and can enhance the  Bank's
interest  margins  and  earnings  through  periods   of
changing  interest rates.  In times of rising  interest
rates,  Bar  Harbor  Banking  and  Trust  Company  will
maximize earnings if more loans and/or investments  are
subject   to   rate   changes  than  interest   bearing
liabilities. As interest rates rise, the Bank monitors its rate sensitivity seeking to ensure that both assets and liabilities respond to changes in interest rates to minimize the effect of those changes on net interest income.

As  of  December 31, 1999, Bar Harbor Banking and Trust
Company  was  somewhat liability  sensitive  with  $166
million in assets and $249 million in liabilities  that
could be repriced within one year.  This increases  the
exposure  of  interest rate risk to the bank  on  these
funds  in  a  rising rate environment.   The  repricing
structure  for 1998 was more evenly matched, with  $170
million in assets and $184 million in liabilities that could be repriced within one year.

Management  continues  to watch  economic  trends  with
respect   to  interest  rates.  The  Bank  utilizes   a
simulation model to quantify the estimated exposure  to
interest  rates.   The  model captures  the  impact  of
changing interest rates for the Bank's interest earning
assets  and  interest  paying liabilities.   The  model
assumes  a  static balance sheet and  utilizes  a  non-
parallel  yield curve shift in rates to  recognize  the
impact  of  interest rate changes. As mentioned  above,
the   Bank  is  liability  sensitive  in  the  one-year
horizon.  Based on simulations, if interest rates  were
to  rise  by 200 basis points and if the Bank  were  to
maintain the balance sheet as it stands today, the Bank
would reduce its net interest income by $620,000 during
the  next twelve months.  If rates were to drop by  200
basis points, the Bank would experience an increase in its net interest income of $867,000 during the next twelve months.

Loan repayments and maturing investments are set forth in the Statements of Cash Flows. Profits, the final source of liquidity, also are detailed on the preceding pages.


CAPITAL RESOURCES

Regulatory standards for bank capital adequacy require that capital be at least 8% of risk-adjusted assets.
Bar Harbor Banking and Trust Company's total risk-based capital ratio of 18.4% far exceeds the guidelines.
This means that the Bank is not restricted from paying dividends.

Stockholders'  equity increased by $2.2 million  as  of
December  31,  1999  and  $4.4  million  in  1998.  The
unrealized   losses  net  of  taxes  from  the   Bank's
available  for sale portion of the investment portfolio
and  the  repurchase of the Company's stock contributed
to  the decreased growth in equity.  Dividends of  $2.5
million   declared  on  the  Company's   common   stock
represented a 39.8% dividend payout ratio.

A  strong  capital  position, which  is  vital  to  the
continued  profitability  of the  Bank,  also  promotes
customer confidence and provides a solid foundation for
future   growth.   Continued  growth  in  stockholders'
equity has been achieved through reinvested earnings.

On  January  10,  2000, Bar Harbor Bankshares  acquired
Dirigo  Investments,  Inc., a  NASD  Registered  Broker
Dealer  firm  in Ellsworth, Maine.  Dirigo Investments,
Inc.   will  continue  to  operate  as  a  full-service
discount  brokerage firm, and is one of three companies
in   Bar  Harbor  Bankshares'  newly  formed  financial
services subsidiary, BTI Financial Group. The purchase price for Dirigo Investments, Inc. will be accounted for under the purchase method of accounting.

In  addition  to  facilitating the purchase  of  Dirigo
Investments, Inc., the Bank will contribute capital  to
Bar  Harbor  Bankshares  to  initially  capitalize  Bar
Harbor Trust Services and Block Capital Management, the
other  two  subsidiaries of BTI Financial  Group.   The
capital to Bar Harbor Bankshares will also provide funds to compensate the Bank for the transfer of the Trust Department. Lastly, the purchase of real estate in the Ellsworth area will include a future home for BTI Financial Group. All of these transactions (or investments) will transpire in early 2000 and will result in a transfer of capital from the Bank in excess of $7 million.

In  November  of  1999, the Board of Directors  of  the
Company  approved a stock repurchase  plan.   The  plan
allows for the repurchase of up to 10% of the Company's
outstanding shares of stock or approximately 344,000 at
the  time  of  the  announcement of the  plan.   As  of
December  31, 1999, the Company had repurchased  22,100
shares of stock for a total price of $400,000.

On  December  8,  1998, the Board of Directors  of  the
Company declared a 100% stock dividend effected as a stock split to owners of record as of December 28, 1998, payable on January 25, 1999. Per share data information has been adjusted to reflect the 100% stock dividend.

There are no known trends, events or uncertainties nor any recommendations by any regulatory authority that are reasonably likely to have a material effect on the Company's liquidity, capital resource or operating results.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

During  1999, the Financial Accounting Standards  Board
(FASB)  issued Statement of Accounting Standards (SFAS)
No.  134,  "Accounting  for Mortgage-Backed  Securities
Retained  after  the Securitization of  Mortgage  Loans
Held  for Sale by a Mortgage Banking Enterprise",  SFAS
No.  135,  "Rescission  of FASB Statement  No.  75  and
Technical  Corrections", SFAS No.  136,  "Transfers  of
Assets  to  a Not-for-Profit Organization or Charitable
Trust  that  Raises or Holds Contributions for  Others"
and   SFAS   No.   137,  "Accounting   for   Derivative
Instruments  and Hedging Activities - Deferral  of  the
Effective Date of SFAS No. 133".

SFAS Nos. 134, 135 and 136 have no effect on the financial condition and results of operation of the Company.

SFAS   No.   133,  which  established  accounting   and
reporting standards for derivative instruments and  for
hedging  activity, was amended by SFAS No.  137.   SFAS
No.  137 defers the effective date of SFAS No.  133  to
fiscal  years beginning after June 15, 2000.  The  Bank
does  not hold any derivative instruments.  Should  the
Bank  enter into derivative transactions, SFAS No.  137
will be followed when effective.


YEAR 2000

Several years ago, a Year 2000 committee was created to
manage  Year  2000  compliance  issues.  The  committee
developed  a  global  plan  to  address  the  Company's
exposure   to  potential  problems  arising  from   the
rollover.   The  plan included testing  and  certifying
internal systems, while monitoring the review of  third
party vendor compliance since all software used by  the
Bank  is provided by third party vendors.  All  of  the
above   mentioned  processes  performed  satisfactorily
through the testing process and have been performing satisfactorily since the rollover into the Year 2000.

  While  liquidity plans were in place to meet customer
requests,  the  Bank was not called upon  to  put  into
place   any  plans  outside  of  normal  servicing   of
customers.   The Bank has not experienced any  increase
in   loan   requests  or  deposit  outflows  from   its
customers.   Employees took a vital role  in  educating
their  customers  and the public  prior  to  year  end.
Employees  at  all  levels  were  involved   with   the
training,   testing,   awareness   and   action   plans
implemented during the entire Year 2000 initiative.

Since not all Year 2000 problems were expected to surface in January 2000, the Company maintains its Contingency Plan in place should any unforeseen issues arise.

The  original  estimate for expenditures for  the  Year
2000 initiative $100,000.  The direct cost for the Year
2000 initiative was $56,500 and $14,000 during 1999 and 1998 respectively.





MARKET FOR COMMON STOCK
High and low bids for each quarter of 1999 and 1998 are listed below. Per share data information has been adjusted to reflect the 100% stock dividend described above.

       1st Quarter 2nd Quarter  3rd        4th Quarter
                                Quarter
1999   23.50 to    22.25 to     22.00 to   21.375 to
       20.125      18.00        18.00      17.625
1998   29.00 to    29.50 to     25.25 to   25.00 to
       25.125      24.875       19.25      17.00

As of January 1, 2000, there were 1,074 registered holders of record of Bar Harbor Bankshares common stock.
Dividends paid by the Company in 1999 and 1998:

       1ST Quarter 2nd Quarter  3rd        4th Quarter
                                Quarter
1999   $0.17       $0.17        $0.19      $0.19
1998   $0.16       $0.17        $0.17      $0.17


INDEPENDENT AUDITORS' REPORT

BDM&P LOGO
BERRY, DUNN, McNEIL & PARKER
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS
_______________________________________________________
_____
100 Middle Street / P.O. Box 1100, Portland, Maine
04104-1100 / (207 775-2387 / FAX (207) 774-2375


The Board of Directors
Bar Harbor Bankshares


We have audited the accompanying consolidated statements of financial condition of Bar Harbor
Bankshares and Subsidiary as of December 31, 1999 and
1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bar Harbor
Bankshares and Subsidiary as of December 31, 1999 and
1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

(signature: Berry, Dunn, McNeil & Parker)

Portland, Maine
February 25, 2000



Offices in: Bangor, Maine, Portland, Maine, Lebanon,
New Hampshire, Manchester, New Hampshire
_


                        BAR HARBOR
        BANKSHARES AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF FINANCIAL
   CONDITION
                     DECEMBER 31, 1999 AND 1998
                (in thousands, except number of
    shares)

    Assets                           1999      1998
    <S
    >
        Cash and due from banks    $12,85     $11,5
                                        2        11
        Securities available for   31,690     17,84
        sale                                      4
        Securities held to
        maturity (market
           value $125,416 in 1999  128,83     113,1
        and $114,177 in 1998)           1        62
        Other securities            6,118     6,133
        Loans held for sale             0     1,018
        Loans, net of allowance
        for possible
          loan losses of $4,293 in
        1999
          and $4,455 in 1998       256,89     224,9
                                        6        80
        Premises and equipment      8,440     7,951
        Other assets               11,982     9,448
    Total assets                   $456,8     $392,
                                       09       047

    Liabilities and stockholders'
    equity
    Liabilities
    Deposits
          Demand deposits          $41,90     $42,3
                                        4        23
          NOW accounts             45,107     43,31
                                                  9
          Savings deposits         78,511     67,61
                                                  9
          Time deposits            116,18     113,1
                                        6        87
        Total deposits             281,70     266,4
                                        8        48
        Securities sold under       8,807     8,092
        repurchase agreements
        Advances from Federal Home 113,03     66,12
        Loan Bank                       5         0
        Other liabilities           4,114     4,526
        Total liabilities          407,66     345,1
                                        4        86
    Commitments and contingent
    liabilities (Notes 13 and 17)
        Stockholders' equity
      Capital stock, par value $2;
    authorized
            10,000,000 shares;
        issued 3,643,614
            In 1999 and 1998        7,287     7,287
          Surplus                   4,002     4,002
          Retained earnings        40,611     36,86
                                                  2
      Net unrealized appreciation
           (depreciation) on securities
          available for sale, net  (1,015        50
        of tax                          )
    Less:  Cost of Treasury
    stock, 222,100 shares
         in 1999 and 200,000       (1,740     (1,34
        shares in 1998                  )        0)
    Total stockholders' equity     49,145     46,86
                                                  1
    Total liabilities and          $456,8     $392,
    stockholders' equity               09       047
    The accompanying notes are an integral part of
    these consolidated financial statements.

          CONSOLIDATED STATEMENTS OF EARNINGS
     YEARS ENDED DECEMBEER 31, 1999, 1998 AND 1997
 (in thousands, except number of shares and per share
                         data)


                              1999     1998     1997
Interest and dividend income:
Interest and fees on loans    $        $21,290  $21,028
                              21,777
Interest and dividends on:
Taxable securities               9,399   7,074    6,415
Non-taxable securities             316     424      651
Equity Securities                  460     423      424
Total interest and dividends    31,952  29,211   28,518
Interest expense:
Deposits                         8,289   8,539    8,793
Short-term Borrowings              830     549      887
Long-term Borrowings             4,683   2,885    2,030
Total interest expense          13,802  11,973   11,710
Net interest income             18,150  17,238   16,808
Provision for loan losses          474     336      620
Net interest income after
provision for loan losses       17,676  16,902   16,188

Other operating income:
Trust department income          2,707   2,727    2,525
Service charges on deposit         814     722      690
accounts
Other service charges,           2,193   1,867    1,634
commissions and fees
Other operating income             132     225      149
Net securities gains                 8     148        3
                                 5,854   5,688    5,001

Other operating expense:
Salaries and employee            6,834   6,031    6,005
benefits
Occupancy expense                  683     650      608
Furniture and equipment          1,301   1,214    1,155
expense
Other operating expense          5,480   4,970    4,033
                                14,298  12,865   11,801

Earnings before Income Taxes     9,232   9,725    9,388
Income Taxes                     3,007   3,118    2,966
Net Earnings                   $ 6,225  $6,607   $6,422

Per common share data
Net Earnings                    $ 1.81   $1.92    $1.87
Weighted average number of
common shares outstanding      3,441,0 3,443,3  3,440,1
                                    80      87       04



     BAR HARBOR BANKSHARES AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
         (in thousands, except number of shares and per share data)

                                                NET
                                             UNREALIZE
                                                 D                TOTAL
                      CAPIT         RETAINE  APPRECIAT  TREASU  STOCKHOLD
                        AL   SURPL     D        ION       RY      ERS'
                      STOCK   US    EARNING  (DEPRECIA   STOCK   EQUITY
                                       S     TION) ON
                                             SECURITIE
                                                 S
                                             AVAILABLE
                                                FOR
Balance, December 31,  $7,27 $3,84  $28,205    ($ 104)   ($1,34   $37,887
1996                       9     7                           0)
Net Earnings, 1997                    6,422                         6,422
Net unrealized
depreciation on
securities available                               128                167
for sale, net of tax
of $66
Total comprehensive
income                                6,422        128              6,550
Cash dividends
declared ($0.60 per                 (2,065)                       (2,065)
share)
Sale of stock              5   120       85                            90
Balance December 31,   7,284 3,932   32,562         24   (1,340    42,462
1997                                                          )
Net Earnings, 1998                  6,60742                         6,607
                                          2
Net unrealized
appreciation on
securities available                                26                 26
for sale, net of tax
of $14
Total comprehensive                   6,607         26              6,633
income
Cash dividends
declared ($0.67 per                 (2,307)                       (2,307)
share)
Sale of stock              3    70                            0        73
Balance December 31,   7,287 4,002   36,862         50   (1,340    46,861
1998                                                          )
Net earnings, 1999                    6,225                         6,225
Net unrealized
appreciation on
securities available                           (1,065)            (1,065)
for sale, net of tax
benefit of $549
Total comprehensive                   6,225    (1,065)              5,160
income
Cash dividends
declared ($0.72 per                 (2,476)                       (2,476)
share)
Purchase of Treasury                                      (400)     (400)
stock
Balance December 31,   $7,28 $4,00  $40,611   ($1,015)   ($1,74   $49,145
1999                       7     2                           0)



                         BAR HARBOR BANKSHARES AND
   SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF CASH
   FLOWS
                     Years ended December 31, 1999, 1998
   and 1997
                               (in thousands)

                                       1999      1998      1997
Cash flows from operating activities:
Net earnings                              $6,225    $6,607  $6,422
Adjustments to reconcile net earnings
to net cash provided by operating
activities:
Depreciation                                 980       938     888
Deferred income taxes                      (180)       248   (191)
Provision for loan losses                    474       336     620
Loss on sale of other real estate             15         0       0
owned
New loans originated for sale            (7,932)  (17,684) *5,465)
Proceeds from sale of mortgages held       8,970    17,068   5,450
for sale
Gain on sale of mortgages originated       (143)     (218)    (40)
for sale
Net securities gains                         (8)     (148)     (3)
Net amortization of bond premium             179       249     137
Loss on sale of premises and equipment        70         1       5
Net change in other assets               (1,731)     (691)   (234)
Net change in other liabilities            (412)     (200)   1,300
Net cash provided by operating             6,507     6,525   8,901
activities
Cash flows from investing activities:
Net decrease in federal funds sold             0         0   2,000
Purchases of securities held to         (45,592)  (72,428) (31,402
maturity                                                         )
Proceeds from maturity and principal
paydowns of securities held to            26,475    28,024  18,881
maturity
Proceeds from call of securities held      3,250    16,346   9,750
to maturity
Purchases of securities available for   (20,465)  (16,245) (1,253)
sale
Proceeds from maturity and principal
paydowns of available for sale             1,525       302     160
Proceeds from call of securities           3,500    12,750   6,060
available for sale
Net decrease (increase) in other              23        22   (388)
securities
Net loans made to customers             (32,472)  (13,485) (5,349)
Capital expenditures                     (1,546)   (1,231) (1,069)
Proceeds from sale of other real             115       505     199
estate owned
Proceeds from sale of fixed assets             7         0      16
Net cash used in investing activities   (65,180)  (45,440) (2,395)

Cash flows from financing activities:
Net change in savings, NOW and demand     12,261    23,510     218
deposits
Net change in time deposits                2,999   (8,965)      10
Net change in securities sold under
repurchase agreements                        715     3,618 (3,772)
Advances from Federal Home Loan Bank     103,000   50,0000  48,500
Repayment of advances from Federal      (56,000)  (30,500) (35,000
Home Loan Bank                                                   )
Net change in short term other              (85)     7,460 (8,248)
borrowed funds
Proceeds from sale of capital stock            0        73      90
Purchase of Treasury Stock                 (400)         0       0
Payments of dividends                    (2,476)   (2,307) (2,065)
Net cash provided (used) by financing     60,014    42,889 (10,267
activities                                                       )

Net increase (decrease) in cash and        1,341     3,974 (3,761)
cash equivalents
Cash and cash equivalents at beginning    11,511     7,537  11,298
of year
Cash and cash equivalents at end of      $12,852   $11,511  $7,537
year

Supplemental disclosures of cash flow
information:
Cash paid during the year for:
Interest                                 $13,807   $11,992 $11,683
Income taxes, net of refunds               3,133    $3,180  $2,596
Non-cash transactions
Transfer from loans to real estate
owned (other                                  82      $564      $0



               NOTES TO CONSOLIDATED STATEMENTS


Bar Harbor Bankshares and Subsidiary
December 31, 1999, 1998, and 1997
(Tables presented in thousands)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
Bar Harbor Bankshares, ("the Company") through its wholly owned subsidiary, Bar Harbor Banking and Trust
Company, ("the Bank") provides a full range of banking services to individual and corporate customers throughout eastern Maine. These banking services are available in each of its ten branch locations. The
Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

Basis of financial statement presentation
The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.
Substantial portions of the Bank's loans are secured by real estate in eastern Maine. In addition, all of the real estate acquired through foreclosure is located in those same markets. Accordingly, the ultimate ability to collect on a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount on real estate owned are susceptible to changes in market conditions in eastern Maine.

Certain amounts in prior years have been restated to conform with the current year presentation.

Principles of consolidation
The accompanying consolidated financial statements include the accounts of Bar Harbor Bankshares and its wholly owned subsidiary, Bar Harbor Banking and Trust
Company. All inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

Segments
The Company, through the branch network of the Bank, provides a broad range of financial services to individuals and companies in eastern Maine. These services include demand, savings and time deposits;
lending; credit card servicing; ATM processing and trust services. Operations are managed and financial performance is evaluated on a corporate-wide basis.
Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Comprehensive income
Under Statements of Accounting Standards (SFAS) 130, comprehensive income is now reported for all periods.
Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes the change in unrealized gains and losses on securities available for sale and is disclosed in the consolidated statements of changes in stockholders' equity.

Cash and due from banks
The Bank is required to comply with various laws and regulations of the Federal Reserve Bank, which require that the Bank maintain certain amounts of cash on deposit and is restricted from investing those amounts.
In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 that is insured by the FDIC.
The Bank has not experienced any losses in such accounts and the Bank believes it is not exposed to any significant risk with respect to these accounts.

Securities available for sale
Securities available for sale consist of certain securities to be held for indefinite periods of time which are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. Gains and losses on the sale of securities available for sale are determined using the specific-identification method and are shown separately in the statement of earnings.
Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities to be held to maturity
Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity.

It is management's policy to acquire securities for long-term investment purposes, rather than to acquire such securities for purposes of trading. For this reason, the Bank has not classified any of its securities as trading.

Other securities
Other securities include Federal Home Loan Bank stock and other non-marketable securities carried at cost.

Loans held for sale
Loans held for sale are individual residential mortgage loans that qualify for sale in the secondary market to the Federal Home Loan Mortgage Corporation (Freddie
Mac). These loans are closed and immediately sold without recourse to Freddie Mac, with the Bank retaining loan servicing on said loans. The Bank does not pool mortgages for sale. Because loans are sold immediately, the cost is considered to approximate market value.

Loans
Interest on loans is accrued and credited to income based on the principal amount of loans outstanding.
The accrual of interest income is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due and the loan is not well secured. Interest income on impaired loans is reported on a cash basis when received.

Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income as an adjustment to the loan yield over the life of the related loans. The Bank amortizes these amounts using a method that approximates the effective yield. The unamortized net deferred fees and costs are included on the balance sheet with the related loan balances.

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb possible loan losses based on evaluation of their collectibility and prior loss experience. The evaluation takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect the borrower's ability to pay.

While management uses available information to recognize losses on loans, changing economic conditions and the economic prospects of the borrowers may necessitate future additions to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Impaired loans, including restructured loans, are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Management takes into consideration impaired loans in addition to the above mentioned factors in determining the appropriate level of allowance for loan losses.

Mortgage Servicing Rights
Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.
Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.
Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Premises and Equipment
Premises and equipment and related improvements are stated at cost less accumulated depreciation.
Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the related assets. Repairs and maintenance charges are expensed as incurred.

Other real estate owned (OREO)
Real estate acquired in satisfaction of a loan is reported in other assets. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at the lower of cost or fair market value less estimated costs to sell based on appraised value at the date actually or constructively received. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses. OREO is stated at the lower of cost or market. An allowance for losses on OREO is maintained for subsequent valuation adjustments on a specific property basis.


Income taxes
Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial instruments with off-balance sheet risk
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Interest rate exchange agreements (swaps) are accounted for using the accrual method. Net interest income
(expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis.
Interest rate floors are contracts in which a floor is established at a specified rate and period of time.
The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

Statements of cash flows
For purposes of the statements of cash flows, the Bank considers cash on hand and amounts due from banks as cash and cash equivalents.

Basic earnings per share
Basic earnings per share is calculated by dividing net earnings by the number of weighted average shares outstanding for the year. There are no diluted earnings per share as there is no potential common stock.

Fair value disclosures
The Bank in estimating its fair market value disclosures for financial instruments used the following methods and assumptions:

Cash and cash equivalents: The carrying amounts reported in the statement of condition for cash and cash equivalents approximate their fair values.

Securities available for sale, securities held to maturity and other securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card, and other consumer. Each loan category is also segmented into fixed and variable rate interest terms and by performing and non-performing categories.

Fair value of all performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount market rates. These rates are based on independent market indices adjusted for administrative costs and credit risk. Estimated maturity is based on the weighted average of the portfolio. Real estate and installment maturities are adjusted for estimates of prepayment rates, with high interest, longer term loans prepaying at a more rapid rate.

Fair value for non-performing loans is determined on an individual basis, taking into account management's plans regarding potential time to resolution and subsequent sale of collateral and the borrower's plan for the continuance of principal and interest payments along with the potential of the borrower to rebuild equity in the loan collateral.

Deposits: The fair value of demand deposits, NOW accounts and savings accounts is the amount payable on demand. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered in the Bank's market for deposits of similar remaining maturities.

Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

The fair values of the Bank's long-term borrowings
(other than deposits) are estimated using discounted cash flow analyses, based on quoted market rates.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: The Bank's off-balance sheet instruments include interest rate swaps, floors and loan commitments. Fair values for interest rate swaps and floors are based on quoted market prices.
Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

Subsequent event
Subsequent to December 31, 1999, the Company formed a new wholly-owned subsidiary, BTI Financial Group (BTI).
The Bank's Trust Department was transferred to BTI as a wholly-owned subsidiary of BTI and will be known as Bar
Harbor Trust Services. Additionally, a SEC registered investment advisor, Block Capital Management was created as a wholly-owned subsidiary of BTI. Bar
Harbor Bankshares also acquired 100% of the outstanding stock of Dirigo Investments, Inc., a NASD registered broker-dealer, which became a wholly-owned subsidiary of BTI. The purchase of Dirigo Investments, Inc. was accounted for under the purchase method of accounting.

Effect of recent accounting pronouncements
During 1999, the Financial Accounting Standards Board
(FASB)issued Statement of Accounting Standards
(SFAS)No. 134, "Accounting for Mortgage-Backed
Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking
Enterprise, SFAS No. 135, "Rescission of FASB Statement
No. 75 and Technical Corrections", SFAS No. 136,
"Transfers of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others and SFAS No. 137, "Accounting for Derivative
Instruments and Hedging Activities - Deferral of the
Effective Date of SFAS No. 133".

SFAS Nos. 134, 135 and 136 have no effect on the financial condition and results of operation of the Company.

SFAS No. 133, which established accounting and reporting standards for derivative instruments and for hedging activity, was amended by SFAS No. 137. SFAS
No. 137 defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Bank does not hold any derivative instruments. Should the Bank enter into derivative transactions, SFAS No. 137 will be followed when effective.

  6.
     INVESTMENT SECURITIES

The amortized cost of investment securities and their approximate fair values at December 31, 1999 and 1998 follows:

                                  1999
                                 Gross  Gross  Estim
                                                ated
                        Amort   Unreal Unreal   Fair
                         ized     ized   ized
                         Cost    Gains Losses  Value
    Available for
    Sale:
    Obligations of
    U.S. Gov't          $29,5       $0 $1,438  $28,1
    Agencies               93                     55
    Mortgage-backed
     Securities-U.S.
     Gov't Agencies     2,334        0      0
                                               2,334
    Marketable Equity
     Securities         1,300        6    105
                                               1,201
    Total Securities
     Available for      $33,2       $6 $1,543  $31,6
    Sale                   27                     90

    Held to Maturity:

    Obligations of
    U.S.
     Gov't Agencies     $2,42       $0   $108  $2,31
                            4                      6
    Mortgage-backed
     Securities-U.S.
     Gov't Agencies     94,59      104  2,738
                            2                  91,95
                                               8
    Mortgage Backed
     Securities-Other   14,63       34    343
                            6                  14,32
                                               7
    Obligations of
    states of the
     U.S. and
    political
     subdivisions       4,422       37     57
    thereof                                    4,402
    Other Bonds         12,75        2    346
                            7                  12,41
                                               3
    Total securities
    held to maturity    $128,     $177 $3,592  $125,
                          831                    416
                                  1998
                                 Gross  Gross  Estim
                                                ated
                        Amort   Unreal Unreal   Fair
                         ized     ized   ized
                         Cost    Gains Losses  Value

    Available for
    Sale:

    Obligations of
    U.S. Gov't          $12,2      $84     $1  $12,3
    Agencies               49                     32
    Mortgage-backed
     Securities-U.S.
     Gov't Agencies     4,969        0     33
                                               4,936
    Marketable Equity
     Securities           550       26      0
                                               576
    Total Securities
     Available for      $17,7     $110    $34  $17,8
    Sale                   68                     44

    Held to Maturity:

    Obligations of
    U.S.
     Gov't Agencies     $5,69      $47     $0  $5,73
                            0                      7
    Mortgage-backed
     Securities-U.S.
     Gov't Agencies     88,10      941    145
                            1                  88,89
                                               7
    Mortgage Backed
     Securities-Other   6,668       45     27
                                               6,686
    Obligations of
    states of the
     U.S. and
    political
     subdivisions       5,634      159     17
    thereof                                    5,776
    Other Bonds         7,069       49     37
                                               7,081
    Total securities
    held to maturity    $113,   $1,241   $226  $114,
                          162                    177

At December 31, 1999, the amortized cost and estimated fair value of securities held to maturity and securities available for sale (other than marketable equity securities) are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    3.  LOANS

    The following table shows the
    composition of the
    Bank's loan portfolio as of December
    31, 1999 and 1998:

    Commercial loans:              1999    1998
    Real estate - variable      $62,742 $57,619
    rate
    Real estate - fixed rate      8,719   4,073
    Other - variable rate        27,642  24,292
    Other                        13,849  14,825
                                112,952 100,809

    Tax exempt:
    Variable rate                    42     463
    Fixed rate                    1,967   1,586
                                  2,009   2,049

    Consumer:
    Real estate - variable       63,829  60,265
    rate
    Real estate - fixed rate     53,539  37,770
    Home equity                  13,579  13,244
    Installment                  10,420  10,726
    Other                         5,406   5,419
                                146,773 127,424

    Real estate under               520      49
    foreclosure
    Deferred origination fees,  (1,065)   (896)
    net
    Allowance for loan losses   (4,293) (4,455)

                                $256,89 $224,98
                                      6       0

    At December 31, 1999 and 1998, loans on non-accrual status totaled $2.0 million and $1.7 million, respectively. Interest income not recognized on non-accruing loans was $108,000
    $107,000 and $363,000, in 1999, 1998 and
    1997, respectively.
    In addition to loans on non-accrual status at December 31,
    1999 and 1998, the Bank had loans past due greater than 90 days totaling $710,000 and $1.7 million, respectively. The Bank continues to accrue interest on these loans because it believes collection of the interest due is reasonably assured.
    The Bank makes single family and multi-
    family residential
    loans, commercial real estate loans,
    commercial loans, and a
    variety of consumer loans.  The Bank's
    lending activities are
    conducted in eastern Maine. Because of the Bank's proximity to Acadia National Park, a large part of the economic activity in the area is generated from the hospitality business associated with tourism. At December 31, 1999, approximately $32.5 million of loans were made to companies in the hospitality industry. Loans for commercial and real estate development totaled $11.7 million.
    The loan portfolio at December 31, 1999 and 1998 consisted of
    65% and 68%, respectively, of variable rate loans.



    4.  ALLOWANCE
    FOR LOAN LOSSES
    Changes in the allowance for loan losses for each of the three years ended December 31 were as follows:

                                 1999   1998   1997
    Balance,                    $4,45  $4,74  $4,29
    beginning                       5      3      3
    of year
    Provision                     474    336    620
    for loan
    losses
    Loans                         888    788    585
    charged off
    Less:  recoveries on loans    252    164    415
    previously charged off
    Net loans                     636    624    170
    charged off

    Balance, end                $4,29  $4,45  $4,74
    of year                         3      5      3
    </TAB
    LE>

Information regarding impaired loans is as follows for
each of the three years ended December 31:
    <TABL
    E>
    <CAPT
    ION>
                                               1999  1998   1997
    Average investment                        $      $      $
    in impaired loans                        872    1,576  2,045
    Interest income recognized on
    impaired loans including
       interest income                        $      $      $
    recognized on cash basis                 60     35     165
    Balance of                                $      $      $
    impaired                                 1,281  1,073  2,670
    loans
    Portion of impaired loan balance
    for which an allowance
       for credit                             $      $      $
    losses is allocated                      1,281  1,073  2,670
    Portion of allowance for loan losses
    allocated to the impaired
                                              $      $      $
    loan                                     162    42     104
    balan
    ce
    </TAB
    LE>

5.  LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. All such loans and commitments to lend were made under terms that are consistent with the Bank's normal lending policies.
Loans to related parties at December 31, 1999 and 1998, which in aggregate exceed $60,000, were as follows:

                           1999
                                  1998
    Beginning balance          $      $
                           7,243   3,95
                                      2
       New loans           1,535   5,39
                                      3
       Less:               2,566   2,10
    repayments                        2

    Ending balance             $   $
                           6,212  7,24
                                  3


  6.MORTGAGE SERVICING

Mortgage servicing rights of $472,300 are capitalized and recorded at their estimated fair value of $259,800 at December 31, 1999. Mortgage servicing rights of $264,000 had an estimated fair value of $221,000 at December 31, 1998.
Mortgage servicing rights are amortized over the estimated weighted average life of the loans.
Amortization of mortgage servicing rights was $83,600 and $48,300 in 1998 and 1998, respectively.
The Bank services residential mortgage loan sold under non-recourse agreements totaling $55.9 million and $58.5 million in 1999 and 1998, respectively.
Projected changes in mortgage servicing values are based on an analysis of market implied prepayment rates and reflect the expected change in value based on current market conditions.

  7.PREMISES AND EQUIPMENT

The detail of premises and equipment is as follows:

                            1999        1998
    Land                 $            $
                        561          561
    Buildings and
    improvements        7,456        7,378
    Furniture and
    equipment           4,916        3,841

                        12,933       11,780
    Less:  accumulated
    depreciation        4,493        3,829

                         $            $
                        8,440        7,951

  6.OTHER REAL ESTATE OWNED

The following table summarizes the composition of other real estate owned, which is included in other assets:

                                          December
                                          31
                                          1999 1998
    Real estate properties and other
    assets
      acquired in settlement of loans      $64  $114

    Less: allowance
    for losses                            15   16

                                           $49   $98

Changes in the allowance for other real estate owned for each of the three years ended December 31, were as follows:

                          1999   1998    1997
    <
    s
    >
    Balance,               $16      $17    $23
    beginning
    January 1
    Provision                0        0      0
    charged to
    income
    Losses charged
    to provision             1        1      6

    Balance, ending        $15      $16    $17
    December 31

    9.  DEPOSITS

    The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $16.9 million and
    $13.6 million in 1999 and
    1998, respectively.

    A certificate of deposit of $986,000 is
    collateralized by a
    Federal National Mortgage Association
    debenture for
    $1 million.  Overdrafts in
    the amount of $573,800
    have been classified as loans at December
    31, 1999.

    At December 31, 1999, the scheduled
    maturities of time
    Deposits are as
    follows:
  6.DEPOSITS

The aggregate amount of short term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $16.9 million and $13.6 million in 1999 and 1998, respectively.

A certificate of deposit of $986,000 is collateralized by a Federal National Mortgage Association debenture for $1 million. Overdrafts in the amount of $573,800 have been classified as loans at December 31, 1999.

At December 31, 1999, the scheduled maturities of Time
Deposits are as follows:

    2000                              $
                                 95,913
    2001                          8,864
    2002                          1,625
    2003                          1,747
    2004 and thereafter             567
    Individual Retirement
    Accounts (IRAs),
         without                  7,470
    scheduled maturities

                            $
                           116,186

                            1999    1998
    Average daily          $       $
    balance during the    8,264   6,686
    year
    Average interest       4.48%   4.74%
    rate during the year
    Maximum month-end
    balance
        during the year    $       $
                          11,209  10,192
    Securities
    underlying the
    agreements
       at year end were
    under the
       Bank's control
    and were as follows:
                           $       $
    Carrying value        25,511  23,036
                           $       $
    Estimated fair value  24,714  23,359

  6.ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

A summary of advances from the FHLB is as follows:

    Total        Range of          Maturi
                                   ty
    Princip      Interest
    al           Rates

                 December
                 31, 1999
     $76,000         4.79% to        2000
                        6.39%
       5,035         5.48% to        2001
                        6.10%
       7,000         5.45% to        2003
                        5.84%
       5,000            5.49%        2005
       4,000         5.22% to        2006
                        5.27%
       4,000            5.68%          20
                                       08
                     4.85% to        2009
      12,000            5.35%
     $113,03
           5
                 December
                 31, 1998

     $28,250         4.95% to          1999
                        6.05%
       5,870         5.48% to          2001
                        6.10%
       3,000            5.71%         2002
       9,000         5.37% to          2003
                        5.84%
       5,000            5.49%         2005
      15,000         4.99% to
                        5.68%
     $66,120

    All FHLB advances are fixed rate
    instruments.  The Bank has one
    Amortizing advance, payable in monthly
    installments of $76,000,
    maturing in February, 2001. The remaining advances are payable at their call dates or final maturity.
    The Bank has $31 million in callable
    advances with maturity dates
    ranging from 2003 to 2009.
    In addition to the above outstanding
    advances, other FHLB funds
    available to the Bank at December 31,
    1999, totaled approximately
    $64.4 million.  Pursuant to collateral
    agreements with the FHLB,
    advances are collateralized by all stock in the FHLB. Qualifying first mortgage loans, loans guaranteed by the U.S. Government, multi-family loans, U. S. Government debentures, U. S. Government mortgage-backed securities, and non-
    Government mortgage-backed
    Securities collateralized by 1-4 family
    loans totaling $108.1 million
    are available as collateral for FHLB
    advances.


  6.INCOME TAXES

The current and deferred components of income tax expense are as follows:

                         1999             1998        1997
              $     3,086      $     2,771       $
    Federa                                      3,062
    l
                          101               99          95
    State
                     3,187            2,870
                                                3,157
    Deferr              (180)              248
    ed                                          (191)
              $     3,007      $     3,118       $
                                                2,966

The actual tax expense differs from the expected tax expense computed by applying the applicable U. S.
Federal corporate Income Tax Rate to earnings before income taxes as follows:

                                  1999       1998      1997
    Computed tax expense        $       $          $
                               3,139   3,307      3,192
    Increase (reduction) in
    income
       taxes resulting from:
       Officers' life
    insurance                  (53)    (38)       (36)
       Tax exempt interest
                               (146)   (177)      (240)
       State taxes, net of
    federal benefit            66      65         63
    Other
                               1       (39)       (13)
                                $       $          $
                               3,007   3,118      2,966

The tax effect of temporary differences that give rise to deferred income tax assets and liabilities are as follows:

                             1999           1998
                           Asset  Liabil  Asset  Liab
                                  ity            ilit
                                                 y
    Allowance for
    possible losses on
      loans and other           $              $
    real estate owned       1,239          1,277
    Capital loss carry
    forward                    31             39
    Deferred loan                      $             $
    origination fees                  29            30
    Deferred
    compensation              696            399
    Core deposit
    intangible asset           49             60
    Non-accrual interest
                               14             29
    Postretirement
    benefit obligation        559            656
    Unrealized
    (appreciation)
    depreciation on
      securities
    available for sale        523                   26
    Depreciation
                                     274           280
    Other
                               83     89      25    76
                                $      $       $     $
                            3,194    392   2,485   412

As of December 31, 1999 and 1998, the net deferred income tax asset amounted to $2.8 million and $2.1 million, respectively, and is included in other assets on the balance sheet. No valuation allowance for deferred taxes was required at December 31, 1999 or 1998.


    13.
    STOCKHOLDERS'
    EQUITY
On December 28, 1998, the Board of Directors declared a two-for-one stock dividend effected as a stock split to all stockholders of record as of that date, which was payable on January 25, 1999. All share and per share data included in this annual report have been restated to reflect the stock dividend. Bar Harbor Banksahres' subsidiary, Bar Harbor Banking and Trust Company, has the ability to pay dividends to the parent subject to the minimum regulatory capital requirements. At
December 31, 1999, the amount available for dividends was approximately $31 million.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory frameworks for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and rations (set forth in the table below) of total and Tier I capital to risk-weighted assets and average assets. Management believes, as of December 31, 1999, that the Bank exceeds all capital adequacy reguirements to which it is subject.
As of December 31, 1999, the most recent notification from the federal regulators, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that the management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the following table:

                       For         For Capital  To be
                       The         Adequacy     well
                       Bank        Purposes     capitaliz
                                                ed under
                                                Prompt
                                                Correctiv
                                                e Action
                                                Provision
                                                s

    As of December     Actua  Ra         Grea   Grea Grea
    31, 1999           l      ti   Great ter    ter  ter
                       Amoun  o    er    than   than than
                       t           than  or     or   or
                                   or    equa   equa equa
                                   Equal l to   l to l to
                                   to    Rati   Amou Rati
                                   Amoun o      nt   o
                                   t
                              <c
                              >
    Total Capital
      (To Risk-         $51,6  18  $22,4  8.0%  $28,  10.0
    Weighted Assets)       59  .4     73         091     %
                                %
    Tier I Capital
      (To Risk-         $48,1  17  $11,2  4.0%  $16,  6.0%
    Weighted Assets)       48  .1     36         855
                                %
    Tier I Capital
      (To Average       $48,1  11  $17,1  4.0%  $21,  5.0%
    Assets)                48  .2     42         428
                                %

    As of December
    31, 1998
    Total Capital
      (To Risk-         $50,0  19  $21,0  8.0%  $26,  10.0
    Weighted Assets)       75  .0     55         319     %
                                %
    Tier I Capital
      (To Risk-         $46,7  17  $10,5  4.0%  $15,  6.0%
    Weighted Assets)       85  .8     28         791
                                %
    Tier I Capital
      (To Average       $46,7  12  $14,5  4.0%  $18,  5.0%
    Assets)                85  .9     46         183
                                %

Consolidated capital ratios of the Company would approximate those of the Bank. At December 31, 1999 and 1998, the Company and its subsidiary, Bar Harbor
Banking and Trust Company, were in compliance with all applicable regulatory requirements and had capital ratios in excess of federal regulatory risk-based and leverage requirements.

In November of 1999, the Board of Directors authorized the repurchase of up to 10% of the Company's outstanding shares of stock or approximately 344,000 shares. The purchase will take place through either the open market or in privately negotiated transactions and at market prices. As of December 31, 1999, a total of 22,100 shares were purchased for an average per share price of $18.10.

14.  EMPLOYEE BENEFIT PLANS

The Company has two-non-qualified supplemental retirement plans for certain officers. The agreements provide supplemental retirement benefits payable in installments over a period of years upon retirement or death. The Company recognizes the costs associated with the agreements over the service lives of the participating officers. In 1999, the Company modified one of the non-qualified supplemental retirement plans for the benefit of a key employee approaching retirement, resulting in a one-time expense of $639,700. For 1999, 1998 and 1997, the expense of these supplemental plans was $866,200, $138,600 and $127,600 respectively.

410(k) PLAN
The Bank has a 401(k) plan available to full-time employees. For the years ended December 31, 1999, 1998 and 1997, the Bank contributed $187,800, $178,700 and $172,300 respectively.

RESTRICTED STOCK PURCHASE PLAN

In 1997, the Bank provided a restricted stock purchase plan through which each employee could purchase shares of Bar Harbor Bankshares stock at the current fair market price as of a date determined by the Board of Directors. These shares could be purchased through direct purchase or through the employees' 410(k) accounts.
In September of 1997, the Company was listed on the American Stock Exchange, making Bar Harbor Bankshares stock readily available for transactions. Therefore, the restricted stock purchase plan was terminated effective December 31, 1997. At December 31,1 997, employees exercised their right and purchased common stock totaling $73,000, with the actual purchase transpiring in January of 1998.



FOOTNOTE 15

15.  POSTRETIREMENT BENEFITS

The Company sponsors a postretirement benefit plan, which provides medical and life insurance coverage to all eligible employees. The cost of providing these benefits is accrued during the active service period of the employee. Net periodic postretirement benefit cost includes the following components:

                                   1999   1998    1997
    Service costs of                  $      $       $
    benefits earned                  19     15      15
    Interest cost on
    accumulated
       postretirement
    benefit obligation              103    108     101
    Amortization
                                   (38)   (45)    (47)
    Net periodic
    postretirement
      benefit cost                    $      $       $
                                     84     78      69

It is the Company's policy to fund the cost of postretirement health care and life insurance plans as claims and premiums are paid.

    Change in benefit             1999    1998     1997
    obligations:
    Benefit obligation at            $       $        $
    beginning of year            1,921   1,899    1,297
    Service costs of
    benefits earned                 19      15       15
    Interest cost on
    accumulated
      postretirement
    benefit obligation             103     108      101
    Amortization
                                 (121)      49       21
    Benefits paid
                                  (54)    (56)     (57)
    Effect of curtailment                    0        0
                                 (313)
    Benefit obligation at            $       $        $
    end of year                  1,555   2,015    1,377
    Accrued benefit cost
    included in
       other liabilities             $       $        $
                                 1,639   1,921    1,899

During 1999, the Board of Directors approved the restructuring of the Bank's retiree health benefit plan, which reduced its future liability by $313,000.
The accumulated postretirement benefit obligation
(APBO) was determined using a 7% weighted average discount rate. The health care cost trend rates were assumed to be 12% in 2000, gradually declining to 6% after 12 years and remaining at that level thereafter.
An increase in the health care trend of 1% would increase the APBO by approximately $81,500 and the net periodic cost by $14,800. A decrease in the health care trend of 1% would decrease the APBO by approximately
$71,500 and the net periodic cost by $12,900.

BAR HARBOR BANKING AND TRUST COMPANY
 MANAGEMENT

President and Chief Executive Officer
     Sheldon F. Goldthwait, Jr.*

Executive Vice President
and Chief Operating Officer
     Dean S. Read*

Senior Vice Presidents
     Dwight L. Eaton*
     Trust

     Marlene S. Haskell*
     Marketing and
     Branch Administration

     Marsha C. Sawyer*
     Human Resources

     Gerald Shencavitz*
     Operations
     and Information Systems

     Virginia M. Vendrell*
     Chief Financial Officer and
     Treasurer

Vice Presidents
     Paul G. Ahern
     Trust Investments

     Penny L. Carter
     Commercial Loans

     Gregory W. Dalton
     Commercial Loans

     Richard S. Douglas
     Trust

     Anne C. Gibson
     Trust

     Margaret K. Hill
     Risk and Bank Facilities

     E. Ray Huntley
     Commercial Loans

     Frank P. Jansen
     Trust

     Andrea G. Leonard
     Consumer Loans

     H. Stanley MacDonald
     Commercial Loans

     Brett S. Miller
     Investment Officer

     Sarah C. Robinson
     Trust

     Michael E. Smith
     Operations

     Stephen H. Sprague
     Consumer Loans

     Lottie B. Stevens
     Branch Administration
     and Compliance

Assistant Vice Presidents
     Jane A. Chute
     Machias Branch

     Patricia J. Curtis
     Blue Hill Branch

     Thomas E. Estes, Sr.
     Consumer Loans

     John F. Gibbons, Jr.
     Commercial Loans

     John F. Lewicki, Jr.
     Information Systems

     Linda B. Stratton
     Deer Isle Branch

Banking Officer
     Jenene J. Schneider
     Milbridge Branch

Branch Operations Manager
     Marcia T. Bender

Information Systems Manager
     Kenneth N. Larrabee

Assistant Treasurer
     Tuesdi J. Woodworth

Trust Officers
     Melanie J. Bowden
     Faye A. Geel

Assistant Trust Officers
     Stephanie L. Chesley
     Mischelle E. Gehan

Trust Operations Officer
     Charlene H. Tibbetts

* Executive Officers



BRANCH MANAGEMENT


Bar Harbor
     Carol J. Pye
     Branch Supervisor

Blue Hill
     Patricia J. Curtis
     Assistant Vice President

     Sharon A. Grindle
     Assistant Branch Manager

Deer Isle
     Linda B. Stratton
     Assistant Vice President

Ellsworth
     E. Ray Huntley
     Regional Vice President

     Kathleen R. Kief
     Branch Manager

Lubec
     Lori A. Peakall-Cote
     Branch Manager

     Maureen T. Lord
     Assistant Branch Manager

Machias

     Jane A. Chute
     Assistant Vice President

     Gail S. Higgins
     Assistant Branch Manager

Milbridge
     Jenene J. Schneider
     Banking Officer

     Paula S. Colwell
     Assistant Branch Manager

Northeast Harbor
     Charlene M. Bucklin
     Branch Manager

Southwest Harbor
     Kevin D. Smart
     Branch Manager

     Dianne L. Watson
     Assistant Branch Manager

Winter Harbor
     Judith L. Newenham
     Branch Manager



BAR HARBOR BANKSHARES
AND BAR HARBOR BANKING AND TRUST COMPANY
BOARD OF DIRECTORS

John P. Reeves
Chairman of the Board
Bar Harbor

Frederick F. Brown
Northeast Harbor

Robert C. Carter
Machias

Thomas A. Colwell
Deer Isle

Bernard K. Cough
Bar Harbor

Peter Dodge
Blue Hill

Dwight L. Eaton
Bar Harbor

Ruth S. Foster
Ellsworth

Cooper F. Friend
Ellsworth

Robert L. Gilfillan
Bar Harbor

Sheldon F. Goldthwait, Jr.
Bar Harbor

H. Lee Judd
Southwest Harbor

John P. McCurdy
Lubec

Jarvis W. Newman
Southwest Harbor

Robert M. Phillips
Sullivan

Lynda Z. Tyson
Salisbury Cove


BAR HARBOR BANKSHARES

John P. Reeves
Chairman of the Board

Sheldon F. Goldthwait, Jr.
President

Dean S. Read
Executive Vice President

Dwight L. Eaton
Vice President

Virginia M. Vendrell
Treasurer

Marsha C. Sawyer
Clerk



BOARD OF DIRECTORS: (Standing from left to right)
Thomas A. Colwell, Peter Dodge, Sheldon F. Goldthwait,
Jr., Jarvis W. Newman, John P. McCurdy, Robert L.
Gilfillan, Dwight L. Eaton, Cooper F. Friend (Seated from left to right) H. Lee Judd, Ruth S. Foster,
Bernard K. Cough, John P. Reeves, Robert M. Phillips,
Lynda Z. Tyson, Robert C. Carter, Frederick F. Brown.





EXECUTIVE OFFICERS: (Standing from left to right)
Marlene S. Haskell, Dwight L. Eaton (Seated from left to right) Gerald Shencavitz, Marsha C. Sawyer, Sheldon
F. Goldthwait, Jr., Dean S. Read, Virginia M.
Vendrell._

BHB&T EMPLOYEES

Gale L. Abbott
Shannon L. Ackley
Paul G. Ahern
Deena M. Allen
Faye M. Allen
Stacie J. Alley
June G. Atherton
Rebecca J. Atwater
Cheryl L. Bagley
Debra L. Baker
Stephanie A. Baker
Marcia T. Bender
Lorraine M. Benn
Terry D. Bickford
Corinna F. Blair
Melanie J. Bowden
Christina J. Bracy
Laura A. Bridges
Charlene M. Bucklin
Jennifer L. Butler
Lisa L. Carlson
Penny L. Carter
Janice F. Cassidy
Elena M. Chapman
Patricia M. Chapman
Stephanie L. Chesley
Jane A. Chute
Robyne J. Clark
McKenzie G. Clough
Brenda B. Colwell
Paula S. Colwell
Diana M. Cook
Arthur G. Corliss, Jr.
Gale S. Coughlin
Barbara A. Crosthwaite
Sylvia B. Cunningham
Patricia J. Curtis
Gregory W. Dalton
Laura H. Danielson
Rachael M. Davis
Donna L. Day
Ann DeLill
Richard S. Douglas
Dawn L. Dyer
Dwight L. Eaton
Julie M. Eaton
Thomas E. Estes, Sr.
Pamela J. Farnsworth
Ernest F. Fernald
Judith W. Fuller
Faye A. Geel
Mischelle E. Gehan
John F. Gibbons, Jr.
Anne C. Gibson
Sheldon F. Goldthwait, Jr.
Keith N. Goodrich
Rene, H. Graves
Marjorie E. Gray
Sharon A. Grindle
Annette J. Guertin
Carla A. Hall
Kelton I. Hallett
Marie E. Hardie
Christine L. Harding
Marlene S. Haskell
Nancy B. Hastings
Jill N. Havey
Barbara F. Hepburn
Gail C. Higgins
Margaret K. Hill
Brenda M. Hitchcock
Margrethe Y. Hooper
Lara K. Horner
E. Ray Huntley
Mistie L. Hutchins
Lorraine R. Ignatz
Penny S. Ingalls
Jane L. Iverson
Valorie D. Jandreau
Frank P. Jansen
Maureen E. Kane
Ellwood W. Kelley
Karen M. Kelley
Kathleen R. Kief
Kenneth N. Larrabee
Robert J. Lavoie
Karen R. Lenfestey
Andrea G. Leonard
John F. Lewicki, Jr.
Marlene A. Lloyd
Kerry L. Lord
Maureen T. Lord
Carolyn R. Lynch
Lynn L. Lyons
Nadine S. Lyons
H. Stanley MacDonald
Diane M. MacFeat
M. Joseph Marshall
Willie M. McCauley
Gloria  J. Merrill
Paula M. Michaud
Brett S. Miller
Gwen M. Milliken
Mary Jane Miltner
Sherry  A. Mitchell
Debra S. Mitchell-Dow
Kelvin L. Mote
Dawn B. Nason
Judith L. Newenham
Mary E. Newman
Marcella R. Nichols
Alexandra Orcutt
Jane M. Parker
Lisa L. Parsons
Lori A. Peakall-Cote
Bettina  L. Perkins
Leah R. Perry
Jamie L. Phillips
Rachel I. Phippen
Tanya E. Piper
Bonnie A. Poland
Michele A. Prior
Carol J. Pye
Michelle P. Rafferty
Dean S. Read
Julie A. Redman
Ada  F. Richardson
Wanda S. Ring
Nancy W. Robbins
Sarah C. Robinson
Amanda L. Salsbury
Debra A. Sanner
Jenny M. Saunders
Marsha C. Sawyer
Rhonda L. Sawyer
Frank J. Schaefer
Jessica W. Schaefer
Jenene J. Schneider
Catherine P. Scovill
Clark F. Scoville
Gerald Shencavitz
Bridgette M. Shorey
Jamie L. Sincyr
Kevin D. Smart
Colleen H. Smith
Michael E. Smith
Michelle M. Smith
Andrea L. Snow
Stephen H. Sprague
Ellen F. Stanley
Letitia S. Stanley
Lottie B. Stevens
Linda B. Stratton
Belinda A. Swett
Amanda L. Temple
Lynn M. Thibeau
Charlene H. Tibbetts
Ellen M. Tracy
Terry E. Tracy
Brenda D. Tripp
Sonja L. Vance
Virginia M. Vendrell
John A. Vreeland
Allyson M. Wallace
Jeffrey M. Warner
Nancy J. Warner
Dianne L. Watson
Cheri R. Wentworth
Doris E. Williams
Tammy L. Williams
Tuesdi J. Woodworth
Carolyn A. Wright
Edward P. Wynn, Sr.
J. Christopher Young
Katy A. Young
Lisa Marie Young
April R. Yulan
Renee C. Zanke
Julie B. Zimmerman








ANNUAL MEETING
Bar Harbor Bankshares

Tuesday, October 3, 2000, 11:00 A.M.

The Bank will provide, without charge, upon written request, a copy of Bar Harbor Bankshares' Annual Report to the Securities and Exchange Commission, Form
10-K.  The Bank will also provide, upon request, Annual
Disclosure Statements for the Bar Harbor Banking and
Trust Company as of December 31, 1999.

Please contact:
Marsha C. Sawyer, Clerk
Bar Harbor Bankshares
PO Box 400
Bar Harbor, Maine  04609-0400_
 _(Back Cover)


(LOGO)
Bar Harbor Bankshares
P.O. Box 400
Bar Harbor, Maine  04609-0400
www.bhbt.com



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